                        August 7 2014
                        Contact:  Cheryl Sigmon
VP Finance
3524 Airport Road
Maiden, NC  28650
(828) 464-8741 Ext. 6678

FOR IMMEDIATE RELEASE

AIR T, INC. REPORTS FIRST QUARTER EARNINGS

MAIDEN, NC - Air T, Inc. (Air T) (NASDAQ: AIRT) today reported consolidated net income of approximately $72,800 ($0.03 per diluted share) for the quarter ended June 30, 2014 compared to consolidated net income of approximately $139,000 ($0.06 per diluted share) for the first quarter  of the prior fiscal year.

Consolidated revenues increased by approximately $499,000 (2%) to $21,779,000 for the quarter ended June 30, 2014 compared to the same quarter in the prior fiscal year. Operating income decreased $122,000 (55%) in the first quarter compared to the prior year quarter, with decreases in operating income in each of the company’s segments.

Revenues increased at the company’s ground equipment sales segment comprised of its Global Ground Support subsidiary (GGS) by 1% compared to the first quarter of the prior fiscal year.  GGS had operating loss of approximately $180,000 for the quarter, compared to $6,000 in the prior year’s comparable quarter.  Operating income declined in the segment as a result of inefficiencies in production caused by an unexpected shipment delay, severance expenses, bad debt expense and increased depreciation expense., Order flow at GGS remains above last years’ levels, with backlog at June 30, 2014 of $21.8 million as compared to $12.7 million at June 30, 2013 and $14.4 million at March 31, 2014.

Revenues from the air cargo segment decreased by 6% compared to the first quarter of the prior fiscal year, while operating income decreased 19%.  Results in the air cargo segment reflect decreased maintenance costs for the current year quarter, which are passed through to our customer at cost but impact our operating leverage, as well as the impact of our air cargo customer transferring an ATR aircraft to another operator in August 2013 and retiring a Caravan in May 2014.

Revenues from our ground support services segment increased by $1,150,000 (32%) compared to the first quarter of the prior fiscal year as a result of growth in new customers and locations over the past year.  Operating income for the segment decreased by $29,000 (11%) for the quarter compared to the prior year quarter.  The decrease in operating income over the prior year quarter was primarily due to increased costs related to management infrastructure improvements as the segment aligns itself to support growth into the future. Operating income for the segment improved sequentially, with a $17,000 (9%) increase over the segment’s operating income for quarter ended March 31, 2014.

Net income benefitted from a $188,000 gain on the sale of glycol recovery vehicles that had previously been leased to the purchaser, and a reduction in corporate overhead costs, as the significant legal and administrative costs relating to an election contest settled in the prior period did not recur in the current year period.

FINANCIAL HIGHLIGHTS
(In thousands, except per share data)

	Quarter Ended
	06/30/2014	06/30/2013
Operating Revenues	$21,779	$21,280

Net Income	$73	$139

Net Earnings Per Share- Diluted	$0.03	$0.06

Average Common Shares Outstanding-Diluted	2,380	2,470

Air T, through its subsidiaries, provides overnight air freight service to the express delivery industry, manufactures and sells aircraft deicers and other special purpose industrial equipment, and provides ground support equipment and facilities maintenance to airlines.  Air T is one of the largest, small-aircraft air cargo operators in the United States.  Air T’s Mountain Air Cargo and CSA Air subsidiaries currently operate a fleet of single and twin-engine turbo-prop aircraft daily in the eastern half of the United States, Puerto Rico and the Caribbean Islands.  Air T’s Global Ground Support subsidiary manufactures deicing and other specialized military and industrial equipment and is one of the largest providers of deicers in the world.  The Global Aviation Services subsidiary provides ground support equipment and facilities maintenance to domestic airline customers.

For a more detailed presentation and discussion of the Company’s results of operations and financial condition, please read the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed today with the Securities and Exchange Commission.  Copies of the Form 10-Q may be accessed on the Internet at the SEC’s website, http://www.sec.gov.

Statements in this press release, which contain more than historical information, may be considered forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which are subject to risks and uncertainties.  Actual results may differ materially from those expressed in the forward-looking statements because of important potential risks and uncertainties, including but not limited to the risk that contracts with major customers will be terminated or not extended, uncertainty regarding legal actions against the Company, future economic conditions and their impact on the Company’s customers, the timing and amounts of future orders under our contract with the United States Air Force, inflation rates, competition, changes in technology or government regulation, and the impact of future terrorist activities in the United States and abroad.  A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur.  We are under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.